Exhibit 10.19

EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT dated as of October 27, 2008 between InSight Health Services Corp., a Delaware corporation (“Company”), and Keith S. Kelson (“Executive”).  Company is a wholly owned subsidiary of InSight Health Services Holdings Corp., a Delaware corporation (“Parent”).

Company wishes to employ Executive, and Executive wishes to accept such employment, in each case subject to the terms and conditions hereof.  Accordingly, Company and Executive hereby agree as follows:

I.              TERM

Commencing as of the first date of Executive’s employment with Company, Executive is to be employed by Company for rolling twelve (12) month periods, whereby Executive’s term of employment is twelve (12) months on a continuing basis, unless earlier terminated in accordance with Article IV below.

II.            EMPLOYMENT

SECTION 2.01  Employment by Company.  Effective as of November 1, 2008, Company employs Executive to render full time services as Executive Vice President and Chief Financial Officer to Parent, Company, and its subsidiaries (“InSight Companies”) and in such other capacities as the Company’s President and Chief Executive Officer (“CEO”) may assign and, in connection therewith, to report to the CEO and perform such duties as are reasonably consistent with Executive’s position and as the CEO shall direct.  Executive agrees to perform such duties as are reasonably consistent with the duties normally pertaining to the office to which Executive has been elected or appointed, subject always to the direction of the CEO.  Subject to Section 5.01 hereof, Executive’s expenditure of reasonable amounts of time for personal business, charitable or professional activities will not be deemed a breach of Executive’s undertaking to provide full time services hereunder, provided that such activities do not interfere materially with Executive’s rendering of such services.

SECTION 2.02  Acceptance of Employment by Executive.  Executive accepts such employment and shall render the services required by this Agreement to be rendered by Executive.  Executive shall also serve on request during all or any part of the term of this Agreement as an officer or director of any of the InSight Companies or affiliates without any compensation therefor other than as specified in this Agreement.

SECTION 2.03  Place of Employment.  Executive’s principal place of employment shall be located at 26250 Enterprise Court, Suite 100, Lake Forest, California 92630.  In the event that the principal place of employment of Executive is relocated to a site that is more than 50 miles from Executive’s principal residence, subject to Section 4.05(a) hereof, Company may require Executive to relocate Executive’s principal residence to within 50 miles of such site.  Notwithstanding the foregoing, Executive acknowledges that the duties to be performed by Executive hereunder are such that Executive may be required to travel extensively, principally within the United States, in connection with Company Business (as defined below).

III.           COMPENSATION

SECTION 3.01  Salary, Bonuses, Life Insurance.  As compensation for the services to be rendered pursuant to this Agreement, Company shall pay Executive, and Executive shall accept, a salary of $260,000 per annum (“Annual Salary”), payable in accordance with the payroll policies of Company for senior executives as from time to time in effect, less such amounts as may be required to be withheld by applicable federal, state and local law and regulations (“Payroll Policies”).

In addition to the Annual Salary, Executive shall be eligible to receive an annual bonus in accordance with any executive incentive compensation plan for the then-current fiscal year (“Bonus”), 80% of which Bonus shall be based upon Parent achieving the target financial goals or other goals approved by the Board of Directors of Parent (“Parent Board”)  for the then-current fiscal year (“Target Goals”) and 20% of which the Bonus shall be based on the achievement of certain personal management objectives established over the course of each fiscal year and approved by the CEO.  The Target Goals shall be set forth in a budget prepared by the CEO and Company management and approved by the Parent Board and shall as applicable, be set at the plan level applicable to the other executive officers of Company, and in accordance with any executive incentive compensation plan for the then-current fiscal year. The Bonus is payable, if earned, promptly following the completion of Parent’s year-end audit for such year and delivery of a certification by the CEO to the Parent Board, certifying the results for the year and the calculation of any Bonus so payable.

Company shall purchase and maintain in full force and effect at all times during the term of this Agreement a policy of term insurance on the life of Executive payable to such beneficiary or beneficiaries as Executive may designate in an amount equal to three (3) times the amount of the Annual Salary; provided Executive shall comply with the issuing insurance company’s requirements for issuance of the policy.

SECTION 3.02  Performance Review. Executive’s performance shall be reviewed and evaluated by the CEO annually during the term of this Agreement.

SECTION 3.03  Participation in Employee Benefit Plans.  Executive shall be entitled during the term of this Agreement, if and to the extent eligible, to participate in any life insurance, medical, health and accident and disability plan or program, pension plan or similar benefit plan of Company, which may be available to senior executives of Company generally, on the same terms as such other executives.

SECTION 3.04  Business Expenses.  Subject to such policies as may from time to time be established by Company for senior executives of Company generally, Company shall pay or reimburse Executive for all reasonable business expenses actually incurred or paid by Executive during the term of this Agreement in the performance by Executive of services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as Company may reasonably require.

SECTION 3.05  Automobile Allowance.  Company shall pay Executive an automobile allowance of $750 per month and shall reimburse Executive for all expenses of operating such automobile consisting of gas, insurance, registration, in an amount and in accordance with and subject to such policies as may from time to time be established and amended by the Parent Board.

SECTION 3.06  Vacation.  Executive shall be entitled to three (3) weeks of paid vacation each year during the term of this Agreement, which shall be taken at a time or times which do not unreasonable interfere with Executive’s duties hereunder and in accordance with Company policy.  Executive may not accumulate any unused vacation in excess of six (6) weeks at any one time.

SECTION 3.07  Equity Award.  Executive shall be entitled to participate in Parent’s 2008 Employee Stock Option Plan (“Option Plan”) on the terms and conditions that are applicable to the other senior officers of Company. The Parent Board currently expects to award Executive nonstatutory stock options to acquire 70,000 shares of Parent common stock (“Options”), although there is no present commitment to do so.  The Options will be subject to performance-based vesting, which will occur upon a successful refinancing (as defined in the stock option grant agreement) of the currently outstanding $312,500,000 Senior Floating Rate Notes.  The successful refinancing will include among other items, the absence of any dilution to the then-existing holders of outstanding Parent common stock. The exercise price of the Options will be set on the date of actual grant in accordance with the Option Plan.

IV.           TERMINATION

SECTION 4.01  Termination upon Death.  If Executive dies during the term of this Agreement, this Agreement shall terminate as of the date of Executive’s death.

SECTION 4.02  Termination upon Disability.  Executive’s employment may be terminated by Company due to Executive’s permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) (“Code”) (“Disability”), so that Executive is unable substantially to perform Executive’s services required by this Agreement to be rendered by Executive for (i) a period of three (3) consecutive months or (ii) for shorter periods aggregating three (3) months during any twelve (12) month period.  Company may, at any time after the last day of the three (3) consecutive months of Disability or the day on which the shorter periods of Disability equal an aggregate of three (3) months, by 30 days’ written notice to Executive, terminate this Agreement and Executive’s employment hereunder.  Any such determination of Disability shall be made by a physician chosen by a majority of the members of the Parent Board in its sole and unfettered discretion.  Nothing in this Section 4.02 shall be deemed to extend the term of this Agreement or of Executive’s employment hereunder, beyond the term specified in Article I hereof.

SECTION 4.03  Termination for Cause.  If the Parent Board decides that Cause (as defined below) exists, it may remove Executive for Cause and terminate this Agreement and the term of Executive’s employment hereunder on the date specified in written notice to Executive.  If terminated for Cause, Executive shall have no right to receive any monetary compensation or benefit hereunder with respect to any period after the date specified in such notice.  Such notice may also terminate Executive’s right to enter Company’s premises.  For purposes of this Agreement, the term “Cause” means any of the following:

(a)           Executive has been convicted or pled guilty or no contest to any crime or offense (other than any crime or offense relating to the operation of a motor vehicle) which is likely to have a material adverse impact on the business operations or financial condition of Company, or any felony offense;

(b)           Executive has committed fraud or embezzlement;

(c)           Executive has breached any of Executive’s obligations under this Agreement and Executive has failed to cure the breach within 30 business days following receipt of written notice of such breach from Company;

(d)           Company, after reasonable investigation, finds that Executive has violated material written policies and procedures of Company, including but not necessarily limited to, policies and procedures pertaining to harassment and discrimination;

(e)           Executive has failed to obey a specific written direction from the Parent Board (unless such specific written instruction represents an illegal act), provided that (i) such failure continues for a period of 30 business days after receipt of such specific written direction, and (ii) such specific written direction includes a statement that the failure to comply therewith will be a basis for termination hereunder; or

(f)            any willful act or willful omission on Executive’s part which is materially injurious to the financial condition or business reputation of the InSight Companies.

SECTION 4.04  Termination in Discretion of Company.  Company may, at any time thereafter by 30 days’ written notice to Executive, terminate this Agreement and the term of Executive’s employment hereunder, and Executive thereafter shall have only such rights to receive monetary compensation or benefits hereunder in respect of any period after the effective date of termination as are provided in Section 4.07 hereof.  Such notice may also terminate Executive’s right to enter Company’s premises.

SECTION 4.05  Voluntary Termination for Good Reason.  During the period commencing upon the occurrence of Good Reason (as defined below) and continuing for 30 days thereafter, Executive shall have the right to terminate Executive’s employment for Good Reason (as defined below), whereupon Executive shall become entitled to receive compensation as provided in Section 4.07 hereof.  Termination by the Executive pursuant to the preceding sentence shall be effective upon 30 days written notice to Company.  For purposes of this Agreement, “Good Reason” means any of the following:

(a)           the movement by Company, without Executive’s consent, of Executive’s principal place of employment to a site that is more than 50 miles from Executive’s principal residence;

(b)           a reduction by Company, without Executive’s consent, in Executive’s Annual Salary, bonus opportunity, duties and responsibilities, and title, as they may exist from time to time; or

(c)           a failure by Company to comply with any material provisions of this Agreement which has not been cured within 30 days after notice of such noncompliance has been given by Executive to Company, or if such failure is not capable of being cured in such time, for which a cure shall not have been diligently initiated by Company within the 30 day period.

SECTION 4.06  Voluntary Termination Without Good Reason.  Executive shall have the right to terminate this Agreement upon 30 days’ written notice to Company and, upon such termination, Executive shall not have the right to receive any monetary compensation or benefit hereunder with respect to any period after the date specified in such notice.

SECTION 4.07  Compensation on Termination.

(a)           If the term of Executive’s employment hereunder is terminated pursuant to Section 4.01 hereof, Company shall pay to the executors or administrators of Executive’s estate or Executive’s heirs or legatees (as the case may be) all compensation accrued and unpaid up to the date of Executive’s death.

(b)           If the term of Executive’s employment hereunder is terminated pursuant to Section 4.02, 4.04, 4.05, or 4.07(c) hereof, Company shall (i) pay to Executive all compensation accrued and unpaid up to the effective date of termination; (ii) pay to Executive additional compensation in an amount equal to twelve (12) months of compensation at the Annual Salary rate then in effect, payable in accordance with the Payroll Policies as in effect at the time of termination; and (iii) maintain, at Company’s expense, in full force and effect, for Executive’s continued benefit until the earlier of (x) twelve (12) months after the effective date of termination or (y) commencement of Executive’s benefits pursuant to full time employment with a new employer under such employer’s standard benefits program, all life insurance, medical, health and accident, and disability plans or programs, in which Executive was entitled to participate immediately prior to the effective date of termination; provided, that Executive’s continued participation is permissible under the general terms and provisions of such plans or programs and provided further, that Company shall be entitled to amend or terminate any employee benefit plans which are applicable generally to Company’s employees.  In the event that Executive’s participation in any such plan or program is prohibited, Company shall arrange to provide Executive with benefits substantially similar to those which Executive was entitled to receive under such plans or programs; provided further, that any such payments shall only be payable upon the execution of the release described in Section 4.07(e) and shall commence at such time as determined in accordance with such Section 4.07(e).  Any amounts paid by Company to Executive under (i) and (ii) above may be reduced, in the case of termination pursuant to Section 4.02, by the amount which Executive is entitled to receive under the terms of Company’s long-term disability insurance policy for senior executives as and if in effect at the effective date of termination.  Any payments made pursuant to this Section 4.07 shall be reduced by such amounts as are required by law to be withheld or deducted.

(c)           Notwithstanding any provision herein to the contrary, if Executive is terminated by Company without Cause, or Executive terminates Executive’s employment for Good Reason, within twelve (12) months of a Change in Control (as defined herein) which occurs after the date hereof, Executive shall be entitled to the payments and benefits set forth in Section 4.07(b).  For purposes hereof, a “Change in Control” shall be deemed to have occurred if (i) any person, or any two or more persons acting as a group, and all affiliates of such person or persons (a “Group”), who prior to such time beneficially owned less than 50% of the then outstanding capital stock of Company or Parent, shall acquire shares of Company’s or Parent’s capital stock in one or more transactions or series of transactions, including by merger, and after such transaction or transactions such person or group and affiliates beneficially own 50% or more of Company’s or Parent’s outstanding capital stock, or (ii) Company or Parent shall sell all or substantially all of its assets to any Group which, immediately prior to the time of such transaction, beneficially owned less than 50% of the then outstanding capital stock of Company or Parent.

(d)           The compensation rights provided for Executive in this Section 4.07 shall be Executive’s sole and exclusive remedies with respect to Section 4.01, 4.02, 4.04, 4.05, or 4.07(c) hereof, and Executive, the executors or administrators of Executive’s estate or Executive’s heirs or legatees (as the case may be) shall not be entitled to any other compensation, damages or relief in connection therewith.

(e)           Executive shall forfeit all rights to such payments and benefits provided in this Section 4.07 unless a release substantially in the form of Exhibit A attached hereto is signed and delivered (and no longer subject to revocation, if applicable) within 30 days following the date of Executive’s termination of employment.  The cash payments that are contingent upon the execution of a release consistent with the foregoing sentence shall be paid on the thirtieth day following Employee’s termination of employment, and the first payment in respect thereof shall include payment of all amounts that otherwise would have been due prior thereto had the foregoing release requirement not been imposed.

Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i) With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A.  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii) To the extent that any benefit to be provided during the Delay Period are considered deferred compensation under Code Section 409A payable on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and Company shall reimburse Executive, to the extent that such costs would otherwise have been paid by Company or to the extent that such benefits would otherwise have been provided by Company at no cost to Executive, Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by Company in accordance with the procedures specified herein.

V.            CERTAIN COVENANTS OF EXECUTIVE

SECTION 5.01  Covenants Against Unfair Competition.

(a)           Acknowledgments.  Executive acknowledges that, as of the date hereof (i) the principal business of the InSight Companies and affiliates is the provision of diagnostic imaging, treatment and related management services through a network of mobile magnetic resonance imaging (“MRI”) Computed Tomography (“CT”), positron emission tomography (“PET”) and PET/CT facilities, fixed-site MRI and PET and PET/CT facilities and multi-modality centers, at times, together with other healthcare providers, utilizing the related equipment and computer programs and “software” and various corporate investment structures (“Company Business”); (ii) Company Business is primarily national in scope; (iii) the industry is highly competitive; and (iv) Executive’s duties hereunder will cause Executive to have access to and be entrusted with various trade secrets not readily available to the public or competitors, consisting of business accounts, lists of customers and other business contacts, information concerning Company’s relationships with actual or potential clients or customers and the needs or requirements of such clients or customers, budgets, business and financial plans, employee lists, financial information, artwork, designs, graphics, marketing plans and techniques, business strategy and development, know-how or other matters connected with Company Business, computer software programs and specifications (some of which may be developed in part by Executive under this Agreement), which items are owned exclusively by Company and used in the operation of Company Business (“Trade Secrets”).  Notwithstanding the foregoing, the parties agree that the term “Trade Secrets” shall not include information which (i) is or becomes generally available to the public, without violation of any obligation of confidentiality by Executive, (ii) is or becomes available from a third party on a nonconfidential basis, provided that such third party is not bound by a confidentiality agreement with any of the InSight Companies concerning the Trade Secrets and (iii) is or has been independently acquired or developed by Executive without violating the provisions of this Section.

Executive further acknowledges that the Trade Secrets will be disclosed to Executive or obtained by Executive and received in confidence and trust for the sole purpose of using the same for the sole benefit of Company Business.  Executive also acknowledges that such Trade Secrets are valuable to Company, of a unique and special nature, and important to Company in competing in the marketplace.

During and after the term of this Agreement (otherwise than in the performance of this Agreement), without Company’s prior written consent, Executive shall not divulge or use all or any of the Trade Secrets to or for any person or entity except (i) for the benefit of Company and as necessary to perform Executive’s services under this Agreement; and (ii) when required by law, and then only after consultation with Company or unless such information is in the public domain.  In the event that Executive, becomes or is legally compelled (whether by deposition, interrogatories, request for documents, subpoena, civil investigative demand or similar process) to disclose any Trade Secrets, Executive shall provide Company with prompt, prior written notice of such requirement so that Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section.  Executive agrees that Executive’s obligations under this Section 5.01 shall be absolute and unconditional.

(b)           Breach.  Executive understands and agrees that Executive’s employment with Company may be terminated if Executive materially breaches Section 5.01 of this Agreement or in any way divulges such Trade Secrets.  Executive further understands and agrees that Company may be irreparably harmed by any violation or threatened violation of Section 5.01 of this Agreement and, therefore, Company may be entitled to injunctive relief to enforce any of the provisions contained Section 5.01.

(c)           Non-Compete.  During the period of Executive’s employment, Executive will not directly or indirectly either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any activity or business which Company shall determine in good faith to be in competition in any substantial way with Company Business within any metropolitan area in the United States or elsewhere in which Company is then engaged in Company Business.  The parties acknowledge that in California and some states post-employment non-compete clauses may be generally unenforceable, but that other states and jurisdictions permit such agreements.  Executive hereby agrees that Executive will not directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any activity or business which Company shall determine in good faith to be in competition in any substantial way with Company Business as conducted at the effective date of termination of Executive’s employment by Company for or a period of twelve (12) months after the termination of Executive’s employment and that this Section will be enforceable to the greatest extent of the law.

(d)           No Solicitation of Employees.  During Executive’s employment and for a period of twelve (12) months after the termination of Executive’s employment, Executive will not, either directly or indirectly, either alone or in concert with others, solicit or entice or participate in the solicitation or attempt to solicit or in any manner encourage employees of Company to leave Company or work for anyone that is in competition in any substantial way with Company Business (which in the case of the period following Executive’s termination, shall mean Company Business as conducted as of the effective date of termination of Executive’s employment with Company); provided, however, that the public listing, advertising or posting of an available position shall not constitute solicitation or an attempt to solicit hereunder and this subsection (d) shall not preclude Executive from hiring an individual pursuant thereto.

(e)           No Solicitation of Customers.  Executive will not during the course of Executive’s employment, or for twelve (12) months thereafter, either directly or indirectly call on, solicit, or take away, or attempt to call on, solicit or take away any of Company’s customers on behalf of any business that is in competition in any substantial way with Company.  Executive promises and agrees not to engage in any unfair competition with Company.  During Executive’s employment, Executive agrees not to plan or otherwise take any preliminary steps, either alone or in concert with others, to set up or engage in any business enterprise that would be in competition with Company Business.  In the event of the termination of Executive’s employment and for a period of twelve (12) months thereafter, Executive will not accept any employment or engage in any activities which Company shall determine in good faith to be competitive with Company, if the fulfillment of the duties of the competitive employment or activities would inherently require Executive to reveal Trade Secrets to which Executive has access or learned during Executive’s employment on behalf of any business that is in competition in any substantial way with Company.

(f)            Return of Company Property.  In the event of the termination of Executive’s employment, Executive will deliver to Company all devices, records, sketches, reports, proposals, files, customer lists, mailing or contact lists, correspondence, computer tapes, discs and design and other document and data storage and retrieval materials (and all copies, compilations and summaries thereof), equipment, documents, duplicates, notes, drawings, specifications, research tape or other electronic recordings, programs, data and other materials or property of any nature belonging to Company or relating to Company Business, and Executive will not take with Executive or allow a third party to take, any of the foregoing or any reproduction of any of the foregoing.  Company property includes personal property, made or compiled by Executive, in whole or in part and alone or with others, or in any way coming into Executive’s possession concerning Company Business or other affairs of Company or any of its affiliates.

(g)           Disclosure and Assignment of Rights.  (i)  Executive shall promptly disclose and assign to Company and its affiliates or its nominee(s), to the maximum extent permitted by Section 2870 of the California Labor Code, as it may be hereafter amended from time to time, all right, title and interest of Executive in and to any and all ideas, inventions, discoveries, secret processes and methods and improvements, together with any and all patents that may be issued thereon in the United States and in all foreign countries, which Executive may invent, develop or improve, or cause to be invented, developed or improved, during the term of this Agreement or which are (1) conceived and developed during normal working hours, and (2) related to the scope of Company Business.  As used in this Agreement, the term “invent” includes “make”, “discover”, “develop”, “manufacture” or “produce”, or any of them; “invention” includes the phrase “any new or useful original art, machine, methods of manufacture, process, composition of matter, design, or configuration of any kind”; “improvement” includes “discovery” or “production”; and “patent” includes “Letters Patent” and “all the extensions, renewals, modifications, improvements and reissues of such patents”.

(ii)           Executive shall disclose immediately to duly authorized representatives of Company any ideas, inventions, discoveries, secret processes and methods and improvements covered by the provisions of paragraph (i) above, and execute all documents reasonably required in connection with the application for an issuance of Letters Patent in the United States and in any foreign country and the assignment thereof to Company and its affiliates or its nominee(s).

SECTION 5.02  Rights and Remedies Upon Breach.  If Executive breaches, or threatens to breach, in any material respect any of the provisions of Section 5.01 hereof (“Restrictive Covenants”), Company shall, in addition to all its other rights hereunder and under applicable law and in equity, have the right to seek specific enforcement of the Restrictive Covenants by any court having jurisdiction, including, without limitation, the granting of a preliminary injunction which may be granted without the necessity of proving damages or the posting of a bond or other security, it being acknowledged that any such breach or threatened breach may cause irreparable injury to Company and that money damages may not provide an adequate remedy to Company.  In addition to and not in lieu of any other remedy that Company may have pursuant to this Agreement or otherwise, in the event of any breach of any provision of Section 5.01 during the period which Executive is entitled to receive payments and benefits pursuant to Section 4.07, such period shall terminate as of the date of such breach and Executive shall not thereafter be entitled to receive any compensation or other payments or benefits under this Agreement.

SECTION 5.03  Severability and Modification of Covenants.  Company and Executive agree and acknowledge that the duration, scope and geographic area of the Restrictive Covenants described in this Section 5.01 are fair, reasonable and necessary in order to protect the good will and other legitimate interests of Company, that adequate consideration has been received by Executive for such obligations, and that these obligations do not prevent Executive from earning a livelihood.  If any court of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.  If any court of competent jurisdiction construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration or geographic scope of such provision or otherwise, such provision shall be deemed amended to the minimum extent required to make it enforceable and, in its reduced form, such provision shall then be enforceable and enforced.

VI.           CERTAIN AGREEMENTS

SECTION 6.01   (a)   Customers, Suppliers.  Executive does not have, and at any time during the term of this Agreement shall not have, any employment with or any direct or indirect interest in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise) any customer of or supplier to Company.

(b)           Certain Activities.  Executive during the term of this Agreement shall not (i) give or agree to give, any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official or any other person who is or may be in a position to assist or hinder Company in connection with any proposed transaction, which gift or similar benefit, if not given or continued in the future, might adversely affect the business or prospects of Company, (ii) use any corporate or other funds for unlawful contributions, payments, gifts or entertainment, (iii) make any unlawful expenditures relating to political activity to government officials or others, (iv) establish or maintain any unlawful or unrecorded funds in violation of Section 30A of the Securities Exchange Act of 1934, as amended, and (v) accept or receive any unlawful contributions, payments, gifts, or expenditures.

VII.         MISCELLANEOUS

SECTION 7.01  Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed or faxed, or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed or faxed, or if mailed, two (2) days after the date of mailing, as follows:

(i) If to Company, addressed to it at:	InSight Health Services Corp.
26250 Enterprise Court, Suite 100
Lake Forest, CA 92630
Attention: General Counsel
Facsimile No.: (949) 462-3703

(ii) If to Parent, addressed to it at:	InSight Health Services Holdings Corp.
26250 Enterprise Court, Suite 100
Lake Forest, CA 92630
Attention: General Counsel
Facsimile No.: (949) 462-3703

(iii)          If to Executive, to the address or facsimile set forth below Executive’s signature hereto.  Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

SECTION 7.02  Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

SECTION 7.03  Waivers and Amendments.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, amended, modified, superseded, canceled, renewed or extended, only by a written instrument signed by Executive and Company.  No waiver of any provision of this Agreement shall be deemed to be a waiver of any other provision, whether or not similar.  No such waiver shall constitute a continuing waiver.  No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

SECTION 7.04  Assignment.  This Agreement is personal to Executive, and Executive’s rights and obligations hereunder may not be assigned by Executive.  Company may assign this Agreement and its rights, together with its obligations, hereunder (i) in connection with any sale, transfer or other disposition of all or substantially all of its assets or business(s), whether by merger, consolidation or otherwise; or (ii) to any wholly owned subsidiary of Company, provided that Company shall remain liable for all of its obligations under this Agreement.

SECTION 7.05  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

SECTION 7.06  Headings.  The article and section headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

SECTION 7.07  Number.  Unless the context of this Agreement otherwise requires, words using the singular or plural number will also include the plural or singular number.

SECTION 7.08  Governing Law.  This Agreement shall be governed by the laws of the State of California, without regard to any conflicts of law principles thereof that would call for the application of the laws of any other jurisdiction.  Subject to Section 7.10 below, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of California, or if it has or can acquire jurisdiction, in the United States District Court for the Southern District of California, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world, whether within or without the State of California.

SECTION 7.09  Expenses.  Should either party institute an action to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or any provisions hereof, Executive shall be entitled to receive from Company Executive’s reasonable travel and living expenses, incurred by Executive in connection with preparation for and participation in any proceeding relating to the action if Executive is the prevailing party or such portion thereof as the court  may award.

SECTION 7.10   (a)   Resolution of Disputes.   Executive and Company mutually agree and understand that as an inducement for Company to enter into this Agreement, Executive and Company agree and consent to the resolution by arbitration of all claims or controversies, past, present or future, whether arising out of the employment relationship (or its termination) or relating to this Agreement that Company may have against Executive or that Executive may have against Company or against its officers, directors, employees or agents in their capacity as such or otherwise. The only claims that are arbitrable are those that, in the absence of this arbitration provision, would have been justiciable under applicable state or federal law. The claims covered by this arbitration provision, include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination, retaliation or harassment (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, marital status, or medical condition, handicap or disability); claims for benefits (except claims under an employee benefit or pension plan that either (i) specifies that its claims procedure shall culminate in an arbitration procedure different from this one, or (ii) is underwritten by a commercial insurer which decides the claims); and claims for violation of any federal, state, or other governmental law, statute, regulation or ordinance, except claims excluded in Section 7.10 (b) below.

Except as otherwise provided in this arbitration provision, both Company and Executive agree that neither of them shall initiate or prosecute any lawsuit or administrative action (other than an administrative charge of discrimination) in any way related to any claim covered by this arbitration provision.

(b)           Claims Excluded From Arbitration. Claims Executive may have for workers’ compensation or unemployment compensation benefits are not covered by this arbitration provision. Also not covered are claims by Company for injunctive and/or other equitable relief, including but not limited to those for unfair competition and/or the use and/or unauthorized disclosure of Trade Secrets or confidential information, as to which Executive understands and agrees that Company may seek and obtain relief from a court of competent jurisdiction.

(c)           Arbitration Procedures. Executive and Company understand and agree that the arbitration will take place in Orange County, California, in accordance with the California Employment Dispute Resolution Rules of the American Arbitration Association then in effect in the State of California, and judgment upon such award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The decision of the arbitrator(s) shall be bound by generally accepted legal principles, including, but not limited to, all rules of law and legal principles concerning potential liability, burdens of proof, and measure of damages found in all applicable California statutes and administrative rules and codes, and all California case law.

SECTION 7.11.  Section 409A Compliance.

(a)           The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  In no event whatsoever shall Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)           Termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination”, “termination of employment” or like terms shall mean “separation from service.”All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive (provided that if any such reimbursements constitute taxable income to Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

(c)           For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(d)           Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Company. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be offset by any other payment pursuant to this Agreement or otherwise.

IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement as of the date first above written.

COMPANY:

INSIGHT HEALTH SERVICES CORP.

By:	/s/ Louis E. Hallman, III
	Name:	Louis E. Hallman, III
	Title:	President and Chief Executive Officer

EXECUTIVE:

/s/ Keith S. Kelson
Keith S. Kelson

Address and Facsimile Number:
273 Upland Road
Laguna Beach, CA 92651

EXHIBIT A

Waiver and Release

In consideration of compensation rights and other benefits, Executive will irrevocably and unconditionally release, waive and forever discharge Company, its Parent, its direct and indirect subsidiaries and affiliates, affiliated persons, partnerships and corporations, successors and assigns, and all of their past and present directors, members, partners, contractors, distributors, officers, stockholders, consultants, agents, representatives, attorneys, employees, employee benefit plans and plan fiduciaries (collectively, “Company Releasees”), individually and collectively, from any and all actions, causes of action, claims, demands, damages, rights, remedies and liabilities of whatsoever kind or character, in law or equity, suspected or unsuspected, known or unknown, past or present, that Executive has ever had, may now have, or may later assert against any of Company Releasees, concerning, arising out of or related to Executive’s employment by or the performance of any services to or on behalf of any of the InSight Companies, arising out of or related to the termination of Executive’s employment agreement with Company, or arising out of any other agreement Executive may have or may have had with the InSight Companies, in all cases from the beginning of time to the effective date of termination (hereinafter referred to as “Executive’s Claims”), including without limitation: (i) any claims arising out of or related to any federal, state and/or local labor or civil rights laws, as amended, including, without limitation, the federal Civil Rights Acts of 1866,1964, and 1991 (including but not limited to Title VII), the Age Discrimination in Employment Act of 1967, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Industrial Welfare Commission Wage Orders, and the California Labor Code and/or any similar state antidiscrimination and employment statutes, and (ii) any and all other Executive’s Claims arising out of or related to any contract or employment agreement, any and all other federal, state or local constitutions, statutes, rules or regulations, or under the laws of any country or political subdivision, or under any common law right of any kind whatsoever.  Executive also agrees, with the respect to Executive’s Claims, to waive all rights to sue or obtain equitable, remedial or point relief from any or all Company Releasees of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunction relief. Through the effective date of termination, notwithstanding the foregoing, this Waiver and Release shall not affect any of Executive’s rights or obligations under (a) Company’s 401(k) Savings Plan, (b) the Indemnification Agreement executed among Executive, Parent and Company effective               , 2008, (c) Executive’s right to statutory indemnification pursuant to  California Labor Code Section 2802, (d) the Consolidated Omnibus Budget Reconciliation Act, (e) workers compensation or unemployment insurance benefit claims, or (f) the terms of the Agreement.

Executive and Company hereby waive and relinquish all rights and benefits afforded by California Civil Code Section1542.  Executive and Company understand and acknowledge the significance and consequences of this specific waiver of Section 1542.  California Civil Code Section 1542 states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affect his or her settlement with the debtor.

To the fullest extent permitted by law, Executive represents, warrants and agrees not to lodge or assist anyone else in lodging any formal or informal complaint in court, with any federal, state or local agency or any other forum, in any jurisdiction, arising out of or related to Executive’s Claims.  Executive hereby represents and warrants that Executive has not brought any complaint, claim, charge, action or proceeding against any of Company Releasees in any jurisdiction or forum, nor assisted or encouraged any other person or persons in doing so.  Executive further represents and warrants that Executive has not in the past and will not in the future assign any of Executive’s Claims to any person, corporation or other entity.

Executive’s execution of this Waiver and Release operates as a complete bar and defense against any and all of Executive’s Claims against Company and each of the other Company Releasees to the maximum extent permitted by law.  If Executive should hereafter make any of Executive’s Claims in any charge, complaint, action, claim or proceeding against Company or any of the other Company Releasees, Waiver and Release Agreement may be raised as, and shall constitute a complete bar to, any such charge, complaint, action, claim or proceeding and Executive agrees to disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of any administrative investigation or proceeding.